Exhibit(a)(1)(D)

UBID.COM HOLDINGS, INC.
TAX PAYMENT ELECTION FORM
(RESTRICTED STOCK)

This form is used to elect the method in which income and employment taxes will be paid when an award of restricted stock vests.

You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement.

Sign and return this form to Miguel A. Martinez, Jr..

If you have filed a section 83(b) election to pay tax upon the date that your restricted shares are granted (rather than the dates when the shares vest), then please check below. Note: Your section 83(b) election must be filed with the IRS no later than 30 days following the date of grant.

☐
I have filed a section 83(b) election, and I will provide a copy of that election to uBid. I understand that I must immediately deliver a personal check to uBid for the minimum required income and employment taxes required to be withheld.

If you do not plan to file a section 83(b) election , then you will owe tax upon the dates that your restricted shares vest, at their value at those dates. Please complete the Tax Payment Method election below.

Tax Payment Method:

☐	1.
Pay by Check: You will be notified of the total taxes due on the vesting date and payment must be received within 3 working days following each quarterly vesting date. You will be prevented from transferring or selling the vested shares until all tax payments have been made.

OR

☐	2.	Sell Shares: I authorize uBid to sell that number of my shares that are vesting on such date as are necessary to pay minimum required income and employment taxes.

If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies. A written trading plan is an agreement between you and uBid that directs uBid to sell on each quarterly vesting date (or the next business day thereafter) a specified number of shares which have vested under your restricted stock award. The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment withholding tax obligation arising on the vesting date. You must establish your trading plan at a time when our trading window is open and you are not otherwise in possession of material nonpublic information about uBid or its securities. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your restricted stock award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. Employees who elect to sell vested shares to satisfy their tax withholding obligations will not be permitted to change this election in order to pay the required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on a vesting date (or the next business day thereafter), we will withhold shares that would otherwise be released to you on the vesting date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your tax withholding obligation unless you pay such amount to us by personal check.

Notwithstanding your tax payment election above, uBid may, in its discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of uBid common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. Regardless of which tax withholding alternative is used, you also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with uBid terminates for any reason after your shares vest but before you have satisfied your income and employment withholding tax obligations, you agree that uBid may sell on your behalf a number of shares sufficient to satisfy your income and employment tax obligations, and that uBid may deduct the entire amount of any remaining tax obligations from your final paycheck.

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